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                                                               February   , 2000





Dear Olsten Stockholder:


    Olsten has agreed to enter into a transaction in which it will merge with a U.S. subsidiary of Adecco SA and at the same time distribute its health services businesses to you and all of our other stockholders. Olsten's health services business is operated by its subsidiary Gentiva Health Services, Inc.



    After the merger, Olsten will be a wholly-owned subsidiary of Adecco and Gentiva Health Services will be an independent, publicly-owned company.


    In the merger, in exchange for each share of Olsten common stock or class B common stock you own:

       - Adecco will give you, at your election, either:

           - $8.75 in cash; or

           - 0.12472 of an Adecco American Depositary Share, representing Adecco common shares.


       - you will also receive 0.25 of a share of Gentiva Health Services common stock.



    To elect the form of consideration you want to receive in the merger, you must complete the enclosed form of election/letter of transmittal and send it in with your Olsten stock certificates so that they are received by 4:00 p.m.,
March   , 2000. Even if you do not wish to elect the form of consideration, you should still send in your stock certificates with the form of election/letter of transmittal before the merger. Because Adecco will pay cash for half of the Olsten stock and ADSs for the other half, if stockholders owning more than 50% of the total outstanding shares of Olsten stock elect cash or elect ADSs, those stockholders will receive a combination of cash and ADSs for each share of Olsten stock they own.



    Adecco ADSs are quoted on the Nasdaq National Market under the symbol "ADECY." Adecco anticipates that its ADSs will be approved for listing on the
New York Stock Exchange under the symbol "      " and, upon this listing, Adecco
ADSs will be dequoted from the Nasdaq National Market. The shares of common stock of Gentiva Health Services are anticipated to be approved for quotation on the Nasdaq National Market under the symbol "GTIV."



    At a special meeting of our stockholders, you will be asked to vote for the merger and for executive compensation and employee benefit plans of Gentiva Health Services. A vote for the merger has the effect of also approving the split-off since part of the consideration for the merger is the shares of Gentiva Health Services common stock. If the merger is not consummated, the split-off of Gentiva Health Services from Olsten will not occur. No separate vote on the split-off is required or is being requested. The approval of the merger is not conditioned on the approval of any of the other proposals. The approval of the executive compensation and employee benefit plans is conditioned on approval of the merger.



    The holders of a majority of the voting power of Olsten's outstanding common stock and class B common stock, voting together as a single class, must vote in favor of the merger and the other proposals for them to be approved. You will be entitled to one vote for each share of common stock you own and ten votes for each share of class B common stock you own. Class B common stockholders owning shares representing 63% of the voting power of Olsten stock as of January 18, 2000 have agreed with Adecco to vote for the merger. Assuming these stockholders vote their stock at the special meeting as they have agreed, the necessary vote for approving the merger will be assured.


    OLSTEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.


    The accompanying proxy statement/prospectus provides detailed information about the meeting and the proposed merger. The Gentiva Health Services prospectus attached as Annex A describes Gentiva Health Services' business, management and financial condition. Olsten's board encourages you to read the entire proxy statement/prospectus and all of attached annexes carefully.


/s/ Edward A. Blechschmidt             /s/ Stuart Olsten
  President and Chief Executive          Chairman of the Board
  Officer                                Olsten Corporation
  Olsten Corporation